EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Executive Nonqualified Excess Plan of Aftermarket Technology Corp. of our reports dated February 23, 2005, with respect to the consolidated financial statements and schedule of Aftermarket Technology Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Aftermarket Technology Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Aftermarket Technology Corp., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
June 22, 2005